Exhibit 99.1

FireEye Acquires Security Instrumentation Leader Verodin
Billings and revenue growth expected to accelerate as combined technologies, intelligence and expertise increase customers’ resilience to cyber attacks and improve return on security investments
MILPITAS, Calif. – May 28, 2019 – FireEye, Inc. (NASDAQ: FEYE), the intelligence-led security company, today announced the acquisition of Verodin, the leader in validating the effectiveness of cyber security controls. The transaction closed today and is valued at approximately $250 million in cash and stock, net of acquired net cash and excluding assumed unvested options, based on the closing price of FireEye’s common stock on May 24, 2019. The combination is expected to be accretive to revenue, cash flow from operations and non-GAAP operating income in 2020, and add approximately $20 million to billings in 2019 and more than $70 million to billings in 2020.
The Verodin Security Instrumentation Platform adds significant new capabilities to the FireEye portfolio by identifying gaps in security effectiveness due to equipment misconfiguration, changes in the IT environment, evolving attacker tactics, and more. Equipped with FireEye frontline intelligence, the Verodin platform will measure and test security environments against both known and newly discovered threats, empowering organizations to identify risks in their security controls before a breach occurs, and rapidly adapt their defenses to the evolving threat landscape.
“Security effort does not equal security effectiveness. That is why security-conscious customers red-team their networks – they need the unvarnished truth of how effective their security programs are. Verodin gives us the ability to automate security effectiveness testing using the sophisticated attacks we spend hundreds of thousands of hours responding to, and provides a systematic, quantifiable, and continuous approach to security program validation,” said Kevin Mandia, chief executive officer at FireEye. “We believe there is no better way to train people and instrument better security than by continually attacking the environment and adapting security controls to the real threats. Finally, organizations will have a reliable and consistent way to quantify cyber risk in a manner understandable to frontline technicians and in the Board room.”
“Cyber security today is based on assumptions – that technologies work as vendors claim, products are deployed and configured correctly, processes are fully effective, and changes to the environment are properly understood, communicated and implemented. However, the reality is much different for almost every organization and often they discover this only after being on the wrong side of a breach,” said Chris Key, Verodin co-founder and chief executive officer prior to the acquisition. “By joining FireEye, Verodin extends its ability to help customers take a proactive approach to understanding and mitigating the unique risks, inefficiencies and vulnerabilities in their environments.”
The Verodin platform complements existing cyber security products and technology-enabled services. Verodin will integrate with FireEye® Helix™ security orchestration capabilities to help customers prioritize and automate continuous improvement of security controls. Customers will also be able to implement Verodin cyber security measurement and validation solutions “as-a-service” through the FireEye Managed Defense service and as an Expertise On Demand automated service.
Verodin solutions will continue to be available on a standalone basis through Verodin resellers, as well as through the global community of FireEye channel partners.
Acquisition-related Update to Q2 and 2019 Outlook and Preliminary 2020 Impact
Based on the company’s preliminary evaluation of the Verodin business and the anticipated impact of purchase accounting on Verodin deferred revenue balances, guidance ranges for the second quarter and full year 2019 have been updated to reflect the acquisition.
Additionally, FireEye currently expects the acquisition of Verodin to contribute over $70 million to 2020 billings and be accretive to 2020 revenue, cash flow and non-GAAP operating income.

For the second quarter of 2019, FireEye currently expects:

•	Revenue in the range of $213 million to $217 million.

•	Billings in the range of $207 million to $222 million.

•	Non-GAAP gross margin as a percent of revenue in the range of 74 percent to 75 percent.

•	Non-GAAP operating margin as a percent of revenue in the range of 0 percent to 2 percent.

•	Non-GAAP net income per diluted share between $0.00 and $0.02.

•	Cash flow generated by operations between negative $7 million and negative $12 million.
Non-GAAP net income per diluted share for the second quarter assumes interest income on cash and cash equivalents and short-term investments will offset cash interest expense associated with the company’s convertible senior notes, provision for income taxes of between $1.5 million and $2.0 million, and weighted average diluted shares outstanding of approximately 210 million.
For 2019, FireEye currently expects:

•	Revenue in the range of $890 million to $900 million.

•	Billings in the range of $935 million to $955 million.

•	Non-GAAP gross margin as a percent of revenue of approximately 75 percent.

•	Non-GAAP operating margin as a percent of revenue between 4 percent and 5 percent.

•	Non-GAAP net income per diluted share between $0.12 and $0.16.

•	Cash flow generated by operations between $95 million and $115 million.
Non-GAAP net income per diluted share for 2019 assumes interest income on cash and cash equivalents and short-term investments will offset cash interest expense associated with the company's convertible senior notes, provision for income taxes of between $6 million and $8 million, and weighted average diluted shares outstanding of approximately 215 million.
Guidance for non-GAAP financial measures excludes stock-based compensation, amortization of stock-based compensation expense capitalized in software development costs, amortization of intangible assets, non-cash interest expense related to the company’s convertible senior notes, and other non-recurring items. A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the uncertainty regarding, and the potential variability of, the amounts of stock-based compensation expense, amortization of intangible assets, and non-recurring expenses that may be incurred in the future. Stock-based compensation expense is impacted by the company’s future hiring and retention needs, as well as the future fair market value of the company’s common stock, all of which are difficult to predict and subject to constant change. The actual amount of stock-based compensation in the second quarter of 2019 and full year 2019 will have a significant impact on the company’s GAAP operating margin and net loss per share. Further, amortization of intangible assets, as well as other non-recurring expenses, if any, will also impact results. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measures for future periods is not available without unreasonable effort.
Conference Call Information
FireEye will host a conference call today, May 28, 2019, at 5 p.m. Eastern time (2 p.m. Pacific time) to discuss the acquisition. Interested parties may access the conference call by dialing 877-312-5521 (domestic) or 678-894-3048 (international). A live audio webcast of the call can be accessed from the Investor Relations section of the company’s website at investors.fireeye.com. An archived version of the webcast will be available at the same website shortly after the conclusion of the live event.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the expectations, beliefs, plans, intentions and strategies of FireEye relating to FireEye’s acquisition of Verodin; the capabilities and benefits of Verodin solutions; expected benefits to FireEye, Verodin and their respective customers; future offerings; the financial impact of the acquisition on FireEye; and expectations for future financial results in the section entitled “Acquisition-related Update to Q2 and 2019 Outlook and Preliminary 2020 Impact” above.
These forward-looking statements involve risks and uncertainties, as well as assumptions which, if they do not fully materialize or prove incorrect, could cause FireEye’s results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause FireEye’s results to differ materially from those expressed or implied by such forward-looking statements include the failure to achieve expected synergies and efficiencies of operations between FireEye and Verodin; the ability of FireEye and Verodin to successfully integrate their respective market opportunities, technology, products, personnel and operations; the failure to timely develop and achieve market acceptance of combined products and services; the potential impact on the business of Verodin as a result of the acquisition; the loss of any Verodin customers; the ability to coordinate strategy and resources between FireEye and Verodin; the ability of FireEye and Verodin to retain and motivate key employees of Verodin; customer demand and adoption of FireEye’s products and services; real or perceived defects, errors or vulnerabilities in FireEye's or Verodin’s products or services; any delay in the release of FireEye's or Verodin’s new products or services; FireEye's ability to react to trends and challenges in its business and the markets in which it operates; FireEye's ability to anticipate market needs or develop new or enhanced products and services to meet those needs; FireEye’s ability to hire and retain key executives and employees; FireEye’s ability to attract new and retain existing customers and train its sales force; the budgeting cycles, seasonal buying patterns and length of FireEye’s sales cycle; risks associated with new offerings; sales and marketing execution risks; the ability of FireEye and its partners to execute their strategies, plans, objectives and expected investments with respect to FireEye’s partnerships; and general market, political, economic, and business conditions, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FireEye’s Form 10-Q filed with the Securities and Exchange Commission on May 3, 2019, which should be read in conjunction with these financial results and is available on the Investor Relations section of FireEye’s website at investors.fireeye.com and on the SEC website at www.sec.gov.
All forward-looking statements in this press release are based on information available to the company as of the date hereof, and FireEye does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law. Any future product, service, feature, or related specification that may be referenced in this release is for informational purposes only and is not a commitment to deliver any offering, technology or enhancement. FireEye reserves the right to modify future product or service plans at any time.
About FireEye, Inc.
FireEye is the intelligence-led security company. Working as a seamless, scalable extension of customer security operations, FireEye offers a single platform that blends innovative security technologies, nation-state grade threat intelligence, and world-renowned Mandiant® consulting. With this approach, FireEye eliminates the complexity and burden of cyber security for organizations struggling to prepare for, prevent, and respond to cyber attacks. FireEye has over 7,900 customers across 103 countries, including more than 50 percent of the Forbes Global 2000.

© 2019 FireEye, Inc. All rights reserved. FireEye, Mandiant and Helix are registered trademarks or trademarks of FireEye, Inc. in the United States and other countries. All other brands, products, or service names are or may be trademarks or service marks of their respective owners.

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